Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Matt Brown, SVP & CFO
U.S. Concrete, Inc.
817-835-4120

FOR IMMEDIATE RELEASE

U.S. CONCRETE REFINANCES CREDIT FACILITY

EULESS, TEXAS – September 5, 2012 – U.S. Concrete, Inc. (NASDAQ: USCR) terminated its existing $75 million asset based credit agreement and entered into a new $80 million asset based credit agreement on August 31, 2012. The new credit agreement will expire on July 1, 2015 and includes an uncommitted accordion feature that may allow for an increase in the total commitments under the facility to as much as $125 million, subject to certain conditions and the calculation of a borrowing base.  Proceeds from advances under the new credit agreement will be used to finance permitted acquisitions and for general corporate purposes.

U.S. Concrete President and Chief Executive Officer, William J. Sandbrook, said, “We are excited to have refinanced our credit facility with improved terms to expand our borrowing capacity, lower our cost of revolver funding and allow for greater flexibility to pursue our strategic plan.”

For more information on this transaction, please see the Company’s Current Report on Form 8-K filed September 5, 2012, visit http://www.us-concrete.com/sec.asp or contact U.S. Concrete at 817-835-4111 or email lrussell@us-concrete.com.

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. As of the date of this press release, the Company has 95 fixed and 12 portable ready-mixed concrete plants, two precast concrete plants and seven producing aggregates facilities. During 2011, these plant facilities produced approximately 4.0 million cubic yards of ready-mixed concrete from continuing operations and 3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. U.S. Concrete disclaims any obligation to update these statements and cautions you not to rely unduly on them. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected and the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Additional risks affecting U.S. Concrete are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission; including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2011, its Form 10-Q for the three months ended March 31, 2012, and its Form 10-Q for the three months ended June 30, 2012.

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